PROSPECTUS SUPPLEMENT
(To Prospectus dated January 25, 2006)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Currency-linked Capital Protected Notes

We, Morgan Stanley, may offer from time to time currency-linked capital protected notes that are linked to a single currency or a basket of currencies.  The specific terms of any such currency-linked capital protected notes that we offer, including the name of the underlying currency or currencies, will be included in a pricing supplement.  If the terms described in the applicable pricing supplement are inconsistent with those described in this prospectus supplement for currency-linked capital protected notes or the accompanying prospectus, the terms described in the applicable pricing supplement will prevail.  In this prospectus supplement for currency-linked capital protected notes, we refer to the currency-linked capital protected notes as the notes.  The notes will have the following general terms:

•   The notes are fully capital protected if the notes are held to maturity.

•   At maturity, the notes will pay in cash the stated principal amount plus an amount, if any, which may not be less than zero, based on the performance of an underlying currency or basket of currencies over the life of the notes.

•   The notes may bear interest, if any, at either a fixed rate or a floating rate, as specified in the applicable pricing supplement on the dates specified in the applicable pricing supplement.

•   The notes will be senior unsecured obligations of ours.

•   The notes will be held in global form by The Depository Trust Company, unless the applicable pricing supplement provides otherwise.

The applicable pricing supplement will describe the specific terms of the notes, including any changes to the terms specified in this prospectus supplement.  See “Description of Currency-linked Capital Protected Notes” on S-21.

Investing in the notes involves risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page S-17.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated, our wholly owned subsidiary, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent.  The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale.  The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

Morgan Stanley & Co. Incorporated may use this prospectus supplement, the applicable pricing supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

MORGAN STANLEY
September 21, 2007

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this prospectus supplement and the accompanying prospectus relating to the notes, see the section of this prospectus supplement called “Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this prospectus supplement nor the accompanying prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any applicable pricing supplement.  We have not authorized anyone else to provide you with different or additional information.  We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.  As used in this prospectus supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

SUMMARY

The following summary describes the currency-linked capital protected notes linked to a single currency or a basket of currencies that we, Morgan Stanley, may offer from time to time, in general terms only.  You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.  We may also prepare free writing prospectuses that describe the preliminary terms proposed for particular issuances of currency-linked capital protected notes.  Any free writing prospectus should also be read in connection with this prospectus supplement and the accompanying prospectus.  For purposes of this prospectus supplement, any references to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

We will sell these notes primarily in the United States, but may also sell them outside the United States or both in and outside the United States simultaneously.  The notes we offer under this prospectus supplement are among the notes we refer to as our Series F medium-term notes.  We refer to the offering of the Series F medium-term notes as our Series F program.  See “Plan of Distribution” in this prospectus supplement.

Currency-linked Capital Protected Notes

General terms of the notes
The notes will pay in cash the stated principal amount at maturity plus a supplemental redemption amount, if any, that is based on the performance of a single currency or a basket of currencies, which we refer to as the currency performance or the basket performance, over the life of the notes as more fully explained below.

Payment at maturity	100% Principal Protection

At maturity, we will pay you at least the principal amount per note, plus the supplemental redemption amount, if any.

The Supplemental Redemption Amount

Unless otherwise specified in the applicable pricing supplement, the supplemental redemption amount for each note will be equal to the stated principal amount times the applicable participation rate times the currency performance or basket performance, as applicable.

The participation rate indicates the extent to which you will participate in any positive currency performance or basket performance.  If the participation rate is less than 100%, you will participate in less than the full performance.  If the participation rate is greater than 100%, you will participate in the performance on a leveraged basis.

Notes Linked to a Single Currency

For notes that are linked to a single currency, unless otherwise specified in the applicable pricing supplement, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount = stated principal amount x participation rate x currency performance where,

stated principal amount	=	the stated principal amount per note payable on the maturity date, as specified in the applicable pricing supplement

participation rate	=	100%, unless otherwise specified in the applicable pricing supplement as specified in the applicable pricing supplement.

and where,

initial exchange rate	=	the exchange rate on the pricing date specified in the applicable pricing supplement

final exchange rate	=
the exchange rate on the valuation date specified in the applicable pricing supplement.  For currency-linked capital protected notes with multiple valuation dates, calculation of the currency performance or the basket performance, as applicable, will be based on the arithmetic average of the exchange rates on the valuation dates, as calculated by the calculation agent on the final valuation date, which we refer to as the “final average exchange rate,” in lieu of the final exchange rate.

If the currency performance is equal to or less than zero, the supplemental redemption amount will be zero.  Therefore, you will receive only the principal amount for each note that you hold, and will not receive any supplemental redemption amount.

Currency exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency.  Consequently, the particular currency performance formula that will be specified in a particular pricing supplement will generally depend on (i) which currency is being used as the base currency and (ii) how the exchange rate between those two currencies is typically expressed.

For example, the exchange rate for the British pound is typically expressed as the number of U.S. dollars per 1 British pound.  Therefore, an increase in the exchange rate means that the British pound has strengthened relative to the U.S. dollar as one British pound would buy more U.S. dollars.  For a note structured to pay out a positive return if the British pound strengthens relative to the U.S. dollar, the formula for the currency performance would be because if the British pound strengthens relative to the U.S. dollar, the final exchange rate will be higher than the initial exchange rate, and this formula for the currency performance will produce a positive value.  On the other hand, for a note structured to pay out a positive return if the U.S. dollar strengthens relative to the British pound, the formula for the currency performance would be because if the U.S. dollar strengthens relative to the U.S. dollar, the final exchange rate will be lower than the initial exchange rate, and this formula for the currency performance will produce a positive value.

As another example, the exchange rate for the Japanese yen is typically expressed as the number of units of Japanese yen per 1 U.S. dollar.  Therefore, a decrease in the exchange rate means that the Japanese yen has strengthened relative to the U.S. dollar as it will take fewer units of Japanese yen to buy one U.S. dollar.  For a note structured to pay out a positive return if the Japanese yen strengthens relative to the U.S. dollar, the formula for the currency performance would be because if the Japanese yen strengthens relative to the U.S. dollar, the final exchange rate will be lower than the initial exchange rate, and this formula for the currency performance will produce a positive value.  On the other hand, for a note structured to pay out a positive return if the U.S. dollar strengthens relative to the Japanese yen, the formula for the currency performance would be because if the U.S. dollar strengthens relative to the Japanese yen, the final exchange rate will be higher than the initial exchange rate, and this formula for the currency performance will produce a positive value.

Notes linked to a Basket of Currencies

For notes that are linked to a basket of currencies, unless otherwise specified in the applicable pricing supplement, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount = stated principal amount x participation rate x basket performance where,

stated principal amount	=	the stated principal amount per note payable on the maturity date, as specified in the applicable pricing supplement

participation rate	=	100%, unless otherwise specified in the applicable pricing supplement

basket performance	=	the sum of the currency performance values for each currency in the basket (which we refer to as a basket currency) as specified in the applicable pricing supplement

currency performance value	=	the product of (i) currency performance and (ii) weighting, for each basket currency

weighting	=	the weighting for each basket currency specified in the applicable pricing supplement and where,

“currency performance,” “initial exchange rate” and “final exchange rate,” as applied to each basket currency, are as defined above under the heading “—Notes linked to a Single Currency.”

If the basket performance is equal to or less than zero, the supplemental redemption amount will be zero.  Therefore, you will receive only the principal amount for each note that you hold, and will not receive any supplemental redemption amount.

Other features of currency-linked capital protected notes
Certain currency-linked capital protected notes may have features that differ from the basic currency-linked capital protected notes described above.  An issuance of currency-linked capital protected notes could include the features listed below.

Notes with a Jump Amount:

For issuances of notes with a jump amount, as specified in the applicable pricing supplement, the mechanics described above under “—Payment at maturity” will apply, except that:

The supplemental redemption amount will equal:

(i) if the currency performance or basket performance, as applicable, is less than, or equal to, zero, $0; or

(ii) if the currency performance or basket performance, as applicable, is greater than zero, the greater of:

(a) the jump amount; and

(b) the stated principal amount times (x) the applicable participation rate times (y) the currency performance or basket performance, as applicable.

where,

jump amount	=	the jump amount specified in the applicable pricing supplement

Multiple Valuation Dates:

For issuances of notes that have multiple valuation dates, which will be specified in the applicable pricing supplement, the mechanics described above under “—Payment at maturity” will apply, except that, in lieu of the final exchange rate for each applicable underlying currency, we will use the final average exchange rate for such underlying currency for purposes of calculating the currency performance or currency performances, in the case of notes linked to a basket of currencies.

Issue price of the notes includes commissions and projected profit
The issue price of the notes, which will be specified in the applicable pricing supplement, includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Use of Proceeds and Hedging” below.

Interest
The notes may pay interest, if any, at a fixed rate or a floating rate, which will be specified in the applicable pricing supplement.  If the notes pay interest, such interest will be paid on the interest payment dates specified in the applicable pricing supplement.

Other terms of the notes	• The notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.
• The notes will be senior unsecured obligations of ours.
• The applicable pricing supplement will specify whether the notes will be callable by us.
• You will not have the right to present the notes to us for repayment prior to maturity, unless the applicable pricing supplement provides otherwise.
• The notes may be issued at a discount to their stated principal amount.

•  We may from time to time, without your consent, create and issue additional notes of any series with the same terms as the notes previously issued so that they may be combined with the earlier issuance.

Our call right
If so specified in the applicable pricing supplement, we will have the right to call all or part of the notes, beginning on the initial call date specified in the applicable pricing supplement.  If we decide to call the notes, we will:

• send a notice announcing that we have decided to call the notes;
• specify in the notice the call price that we will pay you in exchange for each note; and

•  specify in the notice a call date when you will receive the call price; the call date will be at least 10 days and no more than 30 calendar days after the date of the notice, or within the redemption notice period specified in the applicable pricing supplement.

The call price or call prices will be specified in the applicable pricing supplement.  In the case of notes issued with original issue discount, the call price on any call date will include the yield that will have accrued on the note since the most recent date for which a call price is specified.

MSCS will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc. or its successors, which we refer to as MSCS, to act as calculation agent for us with respect to the currency-linked capital protected notes.  The calculation agent will determine the initial exchange rate and final exchange rate for each underlying currency, the currency performance or basket performance, as applicable, and will calculate the supplemental redemption amount and the payment to you at maturity.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.  We may appoint another of our affiliates, including Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., or Morgan Stanley Capital Group Inc., to act as calculation agent for us with respect to the currency-linked capital protected notes which we will specify in the applicable pricing supplement.

Forms of securities
The currency-linked capital protected notes will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, unless we indicate in the applicable pricing supplement that they will be represented by certificates issued in definitive form.  We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Securities—The Depositary” in the prospectus, under which heading you may also find information on The Depository Trust Company’s book-entry system.

If the term of the notes is equal to or less than one year, the notes will be treated as short-term debt instruments for U.S. federal income tax purposes
Generally, unless otherwise provided in the applicable pricing supplement, if the term of the notes is equal to or less than one year (taking into account the last possible date that the notes could be outstanding), the notes will be treated as “short-term” debt instruments for U.S. federal income tax purposes.  Certain aspects of the tax treatment of an investment in such notes are uncertain.  You are urged to review carefully the section entitled “United States Federal Taxation” in this prospectus supplement and consult your tax advisors regarding your particular circumstances.

If the term of the notes is more than one year, the notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Generally, unless otherwise specified in the applicable pricing supplement, if the term of the notes is more than one year (taking into account the last possible date that the notes could be outstanding), the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this prospectus supplement called “United States Federal Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this prospectus supplement) of the notes even though you may not receive any stated interest on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read carefully the sections called “United States Federal Taxation” in this prospectus supplement and “United States Federal Taxation” in the accompanying prospectus.

Where you can find more information on the notes
Because this is a summary, it does not contain all of the information that may be important to you including the specific requirements for the exercise of our call right.  You should read the “Description of Currency-linked Capital Protected Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the prospectus for a detailed description of the terms of the notes.  You should also read about some of the risks involved in investing in the notes in the section of this prospectus supplement called “Risk Factors.”

We urge you to consult with your investment, legal, accounting and other advisors with regard to any investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYMENTS ON THE CURRENCY-LINKED CAPITAL PROTECTED NOTES

The following examples illustrate the payment at maturity on the notes for a range of hypothetical issuances of notes with the following characteristics: (a) notes linked to a single currency; (b) notes linked to a basket of currencies; and (c) notes linked to a single currency or a basket of currencies with a jump amount.

(a)  Notes linked to a single currency:

Presented below are two hypothetical examples showing how the payment on the notes, including the supplemental redemption amount, is calculated for notes linked to a single currency.  In these examples we have assumed that the underlying currency is the Eurozone euro and that the note is measuring the performance (appreciation/depreciation) of the U.S. dollar relative to the Eurozone euro.  The exchange rate between the Eurozone euro and the U.S. dollar is typically expressed as the number of U.S. dollars per 1 Eurozone euro,

Example 1:

The U.S. dollar has appreciated significantly relative to the Eurozone euro and the currency performance is positive.

Hypothetical principal amount:	$1,000
Hypothetical participation rate:	130%
Hypothetical initial exchange rate:	1.2500
Hypothetical final exchange rate:	1.0000

The currency performance will equal:

Using the above hypothetical exchange rates, the currency performance is calculated as follows:

In this example, the U.S. dollar has strengthened 25% relative to the Eurozone euro.

The supplemental redemption amount will equal:

Supplemental redemption amount = $1,000 x participation rate x currency performance

So, using the hypothetical example above,

Supplemental redemption amount = $1,000 x 130% x 25% = $325

Therefore, in this example, the total payment at maturity per note will equal $1,325, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $325.

Example 2:

The U.S. dollar has depreciated relative to the Eurozone euro and thecurrency performance is negative.

Hypothetical principal amount:	$1,000
Hypothetical participation rate:	130%
Hypothetical initial exchange rate:	1.2500
Hypothetical final exchange rate:	1.6667

Therefore,

Supplemental redemption amount per note	=	the greater of:

		(a) $0; and

		(b) $1,000 x – 25% (less than zero) x 130%

	=	$0

In this example, the U.S. dollar has weakened by approximately 25% relative to the Eurozone euro over the term of the notes.  Accordingly, the currency performance is less than zero.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 principal amount of the notes.

(b)  Notes linked to a basket of currencies:

Presented below are two hypothetical examples showing how the payment on the notes, including the supplemental redemption amount, is calculated for notes linked to a basket of currencies.  In these examples we have assumed that the underlying basket currencies are the Australian dollar, the Canadian dollar, the Eurozone euro and the British pound and that the note is measuring the performance (appreciation/depreciation) of each basket currency against the U.S. dollar.  The exchange rate for each of the Australian dollar, the Eurozone euro and the British pound is expressed as the number of U.S. dollars per unit of each basket currency and the exchange rate for the Canadian dollar is expressed as the number of Canadian dollars per 1 U.S. dollar.

Example 1

Each of the basket currencies has appreciated relative to the United States dollar and the basket performance is positive.

Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
Australian dollar	25%	0.8500	0.8925	+5%
Canadian dollar	25%	1.0500	1.0000	+5%
Eurozone euro	25%	1.4000	1.4700	+5%
British pound	25%	2.0000	2.1000	+5%

Basket Performance  =  Sum of Hypothetical Currency Performance Values

equals

basket performance  =  5.00%

Basket Performance is Positive.  Investors Receive Stated Principal Amount + Supplemental Redemption Amount

Hypothetical principal amount = $1,000

Hypothetical basket performance = 5%

Hypothetical participation rate = 130%

Supplemental redemption amount    =  $1,000  x  participation rate  x  basket performance

 =  $1,000  x  130%  x  5%  = $65.00

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,065, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $65.00.

Example 2

Certain basket currencies have appreciated relative to the United States dollar but other basket currencies have depreciated to a greater extent relative to the United States dollar.  Overall the basket performance is negative.

Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
Australian dollar	25%	0.8500	0.8925	+5%
Canadian dollar	25%	1.0500	1.1667	– 10%
Eurozone euro	25%	1.4000	1.1200	– 20%
British pound	25%	2.0000	2.1000	+5%

Basket Performance  =  Sum of Hypothetical Currency Performance Values

So, using the hypothetical exchange rates above,

plus

equals

basket performance  = – 5.00%

Basket Performance is 0% or Negative.  Investors Only Receive Par at Maturity.

Hypothetical principal amount = $1,000

Hypothetical basket performance = – 5%

Supplemental redemption amount = $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance may be equal to zero or less than zero even though one or more basket currencies has strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In Example 2, the appreciation of the Australian dollar and the British pound relative to the U.S. dollar is more than offset by the depreciation of the Canadian dollar and the Eurozone euro relative to the U.S. dollar.

(c)  Notes linked to a single currency or a basket of currencies with a jump amount:

Presented below are three hypothetical examples showing how the payment on the notes, including the supplemental redemption amount, is calculated for notes linked to a single currency or a basket of currencies with a jump amount.  The examples are based on the following hypothetical terms:

Hypothetical principal amount = $1,000

Hypothetical jump amount = $300

Hypothetical participation rate = 100%

Example 1

Currency Performance or Basket Performance, as applicable, is Positive and Greater than 30%.  Investors Receive 30% + Any Return Above 30%

Hypothetical currency performance/basket performance = 35%

Supplemental redemption amount = greater of:

•	$300; and

•	$1,000 x participation rate x currency performance or basket performance

=  $1,000  x  100%  x  35%  =  $350

Because the currency performance or basket performance is greater than 30%, investors will receive a supplemental redemption amount that is greater than $300.  Therefore, the total payment at maturity per note will be $1,350, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $350.

Example 2

Currency Performance or Basket Performance, as applicable, is Positive but Less than or Equal to 30%.  Investors Receive a 30% Return.

Hypothetical currency performance/basket performance = 1%

Supplemental redemption amount = greater of:

•	$300; and

•	$1,000 x participation rate x currency performance or basket performance

=  $1,000  x  100%  x  1%  =  $10

Currency-linked capital protected notes with a jump amount will provide a supplemental redemption amount at maturity at least equal to the jump amount in addition to the full return of principal as long as the currency performance or the basket performance, as applicable, is greater than zero.  In this example, investors will receive a supplemental redemption amount of $300, even though the currency performance or basket performance was only 1%.  Therefore, the total payment at maturity per note will be $1,300, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $300.

Example 3

Currency Performance or Basket Performance, as applicable, is 0% or Negative.  Investors Only Receive Par at Maturity.

Hypothetical currency performance/basket performance = – 5%

Supplemental redemption amount = $0

Because the currency performance or basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

RISK FACTORS

The currency-linked capital protected notes are not secured debt, are riskier than ordinary debt securities and may not pay interest.  The payment you receive at maturity is linked to the performance of an underlying currency or basket of currencies.  Investing in the notes is not equivalent to investing directly in the underlying currency or basket of currencies.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes may not pay interest

The terms of the notes differ from those of ordinary debt securities in that we may not pay interest on the notes.  Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the positive performance, if any, of the underlying currency or basket of currencies.

The notes may not pay more than the principal amount at maturity

If the currency performance or basket performance is zero or negative, no supplemental redemption amount will be paid and you will receive only the stated principal amount for each note you hold at maturity.

The notes are subject to currency exchange risk

Fluctuations in the exchange rates between an underlying currency or basket of currencies and the currency that is used as the base currency will affect the value of the notes.

Exchange rates between currencies are the result of the supply of, and the demand for, those currencies.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each underlying currency, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation,

•	existing and expected interest rate levels,

•	the balance of payments, and

•	the extent of governmental surpluses or deficits in the country of each underlying currency.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries of each underlying currency and other countries important to international trade and finance.

Secondary trading may be limited

There may be little or no secondary market for the notes.  Although we may decide to apply to list the notes on a stock exchange, we may not meet the requirements for listing of that particular stock exchange and do not expect to announce whether or not we will meet such requirements prior to the pricing date.  Even if there is a secondary market, it may not provide significant liquidity.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.  If the notes are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the exchange rate on any day for the underlying currencies,

•	the volatility (frequency and magnitude of changes in value) of the underlying currency or basket of currencies,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying currencies or currency markets generally and that may affect the final exchange rates for the underlying currency or basket of currencies,

•	the time remaining to the maturity of the notes, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the underlying currency or basket of currencies has weakened or if interest rates rise.

You cannot predict the future performance of the underlying currency or basket of currencies based on its or their historical performance.  We cannot guarantee that the underlying currencies will strengthen so that you will receive at maturity an amount in excess of the principal amount of the notes.

Intervention in the currency markets by the countries issuing underlying currencies could materially and adversely affect the value of the notes

Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations or allow a previously fixed or range-limited exchange rate to float freely or in a broader band.  The liquidity and trading value of and amount payable on the notes could also be affected by fluctuations in response to other market forces and by the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any underlying currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the underlying currencies, or any other currency.

Specific currency exchange rates are volatile and are affected by factors specific to the relevant sovereign government

For special risks related to certain underlying currencies that may be specified in the applicable pricing supplement, please see the relevant descriptions in “Annex I––Certain Additional Currency Exchange Rate Risks.”

Even though currencies trade around-the-clock, the notes will not

The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the underlying currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the currencies used to calculate the supplemental redemption amount.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket currencies may offset each other

For notes where the supplemental redemption amount is based on a basket of two or more currencies, exchange rate movements in the basket currencies may not correlate with each other.  At a time when the value of one or more of the basket currencies increases, the value of one or more of the other basket currencies may not increase as much or may decline.  Therefore, in calculating the basket performance on a valuation date, increases in the value of one or more of the basket currencies may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket currencies.  You will be able to review the historical exchange rates of each of the basket currencies in the section called “Historical Information” in the applicable pricing supplement.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the value of any of the basket currencies will be offset by decreases in the value of other basket currencies, based on their historical performance.

Suspension or disruptions of market trading in the underlying currencies may adversely affect the value of the notes

The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the underlying currencies and, therefore, the value of the notes.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

The calculation agent will determine the initial exchange rate for each underlying currency and will determine the final exchange rate for each underlying currency, the basket currencies’ performance values, the currency performance or the basket performance, as applicable, and calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any underlying currency’s exchange rate, may affect the payout to you at maturity.  See the section of this prospectus supplement called “Description of Notes—Exchange Rate.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rate of the underlying currency

MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying currencies), including trading in forward and options contracts on the underlying currencies as well as in other instruments related to the underlying currencies.  MS & Co. and some of our other subsidiaries also trade the underlying currencies and other financial instruments related to the underlying currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the  pricing date could potentially affect the initial exchange rates for the underlying currencies and, as a result, could affect the exchange rates at which the underlying currencies must close on the valuation date(s) before you receive a payment at maturity that exceeds the principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of the underlying currencies on the valuation date(s) and, accordingly, the amount of cash you will receive at maturity.

Certain aspects of the tax treatment of short-term notes are uncertain.

Certain aspects of the tax treatment of short-term notes that provide for contingent payments are uncertain.  Please read carefully the section called “United States Federal Taxation—Short-Term Notes” in this prospectus supplement.

DESCRIPTION OF CURRENCY-LINKED CAPITAL PROTECTED NOTES

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the prospectus.  This section supplements that description.  The applicable pricing supplement will specify the particular terms of each issuance of notes, and may supplement, modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus.  References in this prospectus supplement to a note shall refer to the stated principal amount specified as the denomination for that issuance of notes in the applicable pricing supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	Senior Debt Indenture (“Description of Debt Securities — Indentures”)

•	senior indebtedness (“Description of Debt Securities — Subordination Provisions”)

General Terms of the Notes

We will issue the notes as part of our Series F medium-term notes under the Senior Debt Indenture.  The Series F medium-term notes issued under the Senior Debt Indenture, together with our senior Series G and Series H global medium-term notes, referred to below under “Plan of Distribution,” will constitute a single series under the Senior Debt Indenture, together with any other obligations we issue in the future under the Senior Debt Indenture that we designate as being part of that series.  The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur.  We may, without your consent, create and issue additional notes with the same terms as previous issuances of notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Ranking.  Notes issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.

Terms Specified in Pricing Supplements.  A pricing supplement will specify the following terms of any issuance of our notes to the extent applicable:

•	the issue price (price to public);

•	the stated principal amount per note;

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the method of quotation for each underlying currency;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date not otherwise set forth in this prospectus supplement;

•	the terms, if any, on which we may call the notes, including the initial call date and the call prices;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	the rate per year at which the notes will pay interest, if any, or the method of calculating that rate and the interest payment dates on which interest will be payable;

•	the underlying currency or underlying basket of currencies, and if the latter applies, the applicable weighting for each basket currency;

•	the participation rate to be used to calculate the supplemental redemption amount;

•	the stock exchange, if any, on which the notes may be listed;

•	the applicable ERISA treatment for the notes, if other than as described herein;

•
if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including historical exchange rates as against the U.S. dollar;

•
if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the notes.

Some Definitions.  We have defined some of the terms that we use frequently in this prospectus supplement below:

“basket of currencies” means the underlying basket of currencies specified in the applicable pricing supplement, the performance of which underlies the notes.  We refer to each currency in the basket as a “basket currency.”

“business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, a day that is also a TARGET Settlement Day.

“call date” for each issuance of notes that are subject to our call right will be the scheduled trading day on or after the initial call date that is specified by us in our notice of exchange as the date on which we will deliver cash to holders of the notes called for exchange.  The initial call date will be specified in the applicable pricing supplement.  We may specify any scheduled trading day on or after the initial call date or the maturity date (whether or not it is a scheduled trading day) as the call date, unless otherwise specified in the applicable pricing supplement.

“call notice date” will be the scheduled trading day on which we issue our call notice, which must be at least 10 but not more than 30 calendar days prior to the call date for such notes (the “redemption notice period”), unless a different redemption notice period is specified in the applicable pricing supplement.

“call price” or “call prices” with respect to each issuance of notes that are subject to our call right on any day during the term of such notes or a formula by which the call price(s) may be determined will be specified in the applicable pricing supplement.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“currency business day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a)	in Buenos Aires, Argentina with respect to the Argentine peso;

(b)	in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil and (y) New York City with respect to the Brazilian real;

(c)	in Beijing, China with respect to the Chinese renminbi;

(d)	in London, England with respect to the Hungarian forint;

(e)	in Mumbai, India with respect to the Indian rupee;

(f)	in Jakarta, Indonesia with respect to the Indonesian rupiah;

(g)	in Kuala Lumpur, Malaysia and Singapore with respect to the Malaysian ringgit;

(h)	in New York City with respect to the Mexican peso;

(i)	in Manila, The Philippines with respect to the Philippine peso;

(j)	in Moscow, Russia and New York City with respect to the Russian ruble;

(k)	in London, England with respect to the Singapore dollar;

(l)	in Johannesburg, South Africa with respect to the South African rand;

(m)	in Seoul, Republic of Korea with respect to the South Korean won;

(n)	in Taipei, Taiwan with respect to the Taiwan dollar;

(o)	in Bangkok, Thailand with respect to the Thai baht;

(p)	in London, England with respect to the Turkish lira; and

(q)	in Hanoi, Vietnam with respect to the Vietnamese dong.

With respect to the Australian dollar, the British pound, the Canadian dollar, the Danish krone, the Eurozone euro, the Japanese yen, the New Zealand dollar, the Norwegian krone, the Swedish krona and the Swiss franc, “currency business day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

“Depositary” or “DTC” means The Depository Trust Company, New York, New York.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“exchange rate” means on any currency business day, unless otherwise specified in the applicable pricing supplement:

(i)
with respect to each of the Australian dollar, the British pound, the Canadian dollar, the Danish krone, the Eurozone euro, the Hungarian forint, the Japanese yen, the Mexican peso, the New Zealand dollar, the Norwegian krone, the Singapore dollar, the South African rand, the Swedish krona, the Swiss franc and the Turkish lira, the rate for conversion of such underlying currency into U.S. dollars (expressed, in the case of the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar, as the number of U.S. dollars per unit of such underlying currency and, in the case of the Canadian dollar, the Danish krone, the Hungarian forint, the Japanese yen, the Mexican peso, the Norwegian krone, the Singapore dollar, the South African rand, the Swedish krona, the Swiss franc and the Turkish lira, as the number of units of such underlying currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable reference source (such as the applicable Reuters page) for such underlying currency on such currency business day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable reference source for such day for such underlying currency, or (ii) the Calculation Agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such underlying currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “reference dealers”), in the underlying market for such underlying currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of such underlying currency into

U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such underlying currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; and

(ii)
with respect to each of the Argentine peso, the Brazilian real, the Chinese renminbi, the Indian rupee, the Indonesian rupiah, the Malaysian ringgit, the Philippine peso, the South Korean won, the Russian ruble, the Taiwan dollar, the Thai baht and the Vietnamese dong, the rate for conversion of such underlying currency into U.S. dollars (expressed as the number of units of such underlying currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable reference source for such underlying currency on such currency business day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable reference source for such day for such underlying currency, (ii) such day is an unscheduled holiday with respect to any such underlying currency, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate for such underlying currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such underlying currency into U.S. dollars determined by the reference dealers in the underlying market for such underlying currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such underlying currency determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such underlying currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; provided yet further that, with respect to the Brazilian real, if a price materiality event occurs, the exchange rate for Brazilian real shall be the rate as determined in the definition of “price materiality event” below.

Quotes of MS & Co. or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

“interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

“issue price” means the amount per note specified in the applicable pricing supplement and will equal the principal amount of each note, unless otherwise specified.

“maturity date” means the date specified in the applicable pricing supplement.

“original issue date” means the date specified in the applicable pricing supplement on which a particular issuance of currency-linked capital protected notes will be issued.

“participation rate” for an issuance of notes will be 100%, unless otherwise specified in the applicable pricing supplement, and will be used to calculate the supplemental redemption amount for such issuance of notes.  The participation rate indicates the extent to which you will participate in any positive currency performance or basket performance.  If the participation rate is less than 100%, you will participate in less than the full performance.  If the participation rate is greater than 100%, you will participate in the performance on a leveraged basis.

“payment at maturity” means the payment due at maturity with respect to each note, as described under “—Payment at Maturity” below.

“price materiality event” means, with respect to the Brazilian real, that (i) the exchange rate as displayed on the applicable reference source for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian reference dealers’ rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the exchange rate for the Brazilian real on the valuation date will be the Brazilian reference dealers’ rate.  If such difference is less than 3%, then, in such case, the exchange rate for the Brazilian real will be determined as set forth in the definition of “exchange rate” above.

“pricing date” means the day when we price the notes for initial sale to the public.

“record date” for any interest payment date, if applicable, including the maturity date, is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

“reference source” means the applicable Reuters page or other source for any exchange rate as specified in the applicable pricing supplement.

“Reuters page” means the display page so designated by Reuters Monitor Money Rates Service (“Reuters”) or any other display page that may replace that display page on Reuters and any successor service thereto.

“stated principal amount” for an issuance of currency-linked capital protected notes shall be the principal amount per note payable at maturity, as specified in the applicable pricing supplement.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

“trading day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (“NYSE”), the American Stock Exchange LLC (“AMEX”), The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

“underlying currency” or “underlying currencies” means the currency or currencies specified in the applicable pricing supplement, the performance of which, as measured by the specified currency exchange rates, underlies the notes.

“unscheduled holiday” means, with respect to any of the Argentine peso, the Brazilian real, the Chinese renminbi, the Indian rupee, the Indonesian rupiah, the Malaysian ringgit, the Philippine peso, the South Korean won, the Russian ruble, the Taiwan dollar, the Thai baht and the Vietnamese dong, a day that is not a currency business day with respect to any such underlying currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such underlying currency on the date that is two business days prior to the valuation date for such underlying currency.

“valuation date” or “valuation dates” with respect to an issuance of notes will be specified in the applicable pricing supplement.  If there is only one valuation date, the final exchange rate(s) will be determined on that valuation date.  If there are multiple valuation dates, then the final average exchange rate will be determined on the last valuation date, which we refer to as the “final valuation date.”  In the case of notes linked to a single currency, if the date specified as the valuation date or any of the multiple valuation dates in the applicable pricing supplement is not a currency business day, that valuation date will be the immediately preceding currency business day with respect to such currency.  In the case of notes linked to a basket of currencies, if the date specified as the valuation date or any of the multiple valuation dates in the applicable pricing supplement is not a currency business day with respect to any basket currency, that valuation date solely for the affected basket currency will be the immediately preceding currency business day with respect to such basket currency.

“weighting” of an underlying currency in a basket of currencies represents the percentage of the whole basket initially assigned to such currency.  The weightings for each currency in a basket will be specified in the applicable pricing supplement.

References in this prospectus supplement to “U.S. dollars” or “U.S.$” or “$” are to the currency of the United States of America.

Other terms of the currency-linked capital protected notes are described in the following paragraphs.

PAYMENT AT MATURITY

With respect to an issuance of currency-linked capital protected notes linked to a single currency or a basket of currencies, on the applicable maturity date, you will receive per note the stated principal amount of such note, plus the supplemental redemption amount applicable to such notes, if any, as determined below.  We refer to this payment as the “payment at maturity.”

The level of principal protection, or “principal protection level,” is 100%.  The supplemental redemption amount may not be less than zero, even if the relevant currency performance or basket performance is negative.  At maturity, subject to our right to call the notes earlier if so provided in the applicable pricing supplement, the amount you will receive for each 100% principal protected note will be no less than the stated principal amount of that note.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the stated principal amount of each note, on or prior to 10:30 a.m. on the trading day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date), and (ii) deliver the aggregate cash amount due with respect to the notes to the Trustee for delivery to DTC, as holder of the notes, on the maturity date.  We expect such amount of cash will be distributed to investors on the maturity date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Forms of Notes—Book-entry notes” or “—Forms of Notes—Certificated notes” below, and see “The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount

The “supplemental redemption amount” at maturity for an issuance of notes will be determined on a per note basis and will be equal to (i) the stated principal amount for such notes times (ii) the applicable participation rate times (iii) the currency performance or basket performance, as applicable.

Notes Linked to a Single Currency

For notes linked to a single currency, unless otherwise stated in the applicable pricing supplement, the supplemental redemption amount per note will be calculated as follows:

supplemental redemption amount = stated principal amount x participation rate x currency performance where,

“currency performance” with respect to each issuance of notes linked to a single currency is described by one of the following formulas as specified in the applicable pricing supplement:

and where,

“initial exchange rate” means the exchange rate on the pricing date, as specified in the applicable pricing supplement, and

“final exchange rate” means the exchange rate on the valuation date, as specified in the applicable pricing supplement.

“final average exchange rate” means the arithmetic average of the exchange rates of the underlying currency or basket currency on the relevant valuation dates, as calculated by the Calculation Agent on the final valuation date.

Notes linked to a Basket of Currencies

For notes linked to a basket of currencies, unless otherwise stated in the applicable pricing supplement, the supplemental redemption amount per note will be calculated as follows:

supplemental redemption amount = stated principal amount x participation rate x basket performance

“basket performance” means the sum of the currency performance values for each basket currency specified in the applicable pricing supplement.

“currency performance value” means, for each basket currency, the product of (i) the currency performance and (ii) the weighting, for such basket currency, which may be expressed in the applicable pricing supplement as:

depending on how the currency performance for that basket currency is expressed.  See “Summary––Payment at Maturity––Currency Exchange Rates” above.

Notes with a Jump Amount

For notes with a jump amount, unless otherwise stated in the applicable pricing supplement, the supplemental redemption amount per note will be calculated as follows:

(i)   if the currency performance or basket performance, as applicable, is less than, or equal to, zero, $0; or

(ii)  if the currency performance or basket performance, as applicable, is greater than zero, the greater of:

(a)   the jump amount; and

(b)   the stated principal amount times (x) the applicable participation rate times (y) the currency performance or basket performance, as applicable.

“jump amount” means, with respect to each issuance of notes with a jump amount, the jump amount specified in the applicable pricing supplement.

The Calculation Agent will calculate the supplemental redemption amount for each issuance of notes on the valuation date.  With respect to each issuance of notes, we will, or will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the applicable supplemental redemption amount and the applicable payment at maturity, on or prior to 10:30 a.m.

on the trading day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date) for such issuance of notes.

Our Call Right

If so specified in the applicable pricing supplement, we may call an issuance of notes on or after the call date, in whole or in part, for mandatory exchange into cash at the applicable call price specified in the applicable pricing supplement.  If we call an issuance of notes, we will not pay you a supplemental redemption amount with respect to such issuance of notes.  If we call an issuance of notes, then the cash to be delivered to you will be delivered on the call date fixed by us and set forth in our call notice, upon delivery of your notes to the Trustee in accordance with the delivery instructions.  We will, or will cause the Calculation Agent to, deliver the cash to the Trustee for delivery to you.  We refer to this right as “our call right.”

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture will be The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

Unless otherwise specified in the applicable pricing supplement, the “agent” for each underwritten offering of notes will be MS & Co.

Calculation Agent and Calculations

We have appointed Morgan Stanley Capital Services Inc., or such other entity as set forth in the applicable pricing supplement, to act as “Calculation Agent” for us with respect to the currency-linked capital protected notes.  The Calculation Agent will determine, among other things, the initial exchange rate(s), the final exchange rate(s), the currency performance(s), the basket performance and the supplemental redemption amount.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All calculations with respect to any issuance of notes will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of any notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the initial exchange rate(s), the final exchange rate(s), the currency performance(s), the basket performance and the supplemental redemption amount.  MSCS, or such other entity appointed as Calculation Agent as set forth in the applicable pricing supplement, is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation in the Case of an Event of Default

If an event of default with respect to any issuance of notes shall have occurred and be continuing, the Calculation Agent will determine the amount declared due and payable upon any acceleration of such notes (the “Acceleration Amount”), which will be equal to the stated principal amount with respect to such issuance of notes, plus the applicable supplemental redemption amount, if any, determined as though the exchange rate for the underlying currencies for the valuation date(s) for such issuance of notes scheduled to occur on or after such date were the exchange rate on the date of acceleration, plus, if applicable, any accrued but unpaid interest as of the date of such acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Forms of Notes

As noted above, the notes are issued as part of our Series F medium-term note program.  We will issue notes only in fully registered form either as book-entry notes or as certificated notes.  References to “holders” mean those who own notes registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

Book-entry notes.  For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes.  Except as set forth in the prospectus under “Forms of Securities—Global Securities,” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary.  These certificates name the Depositary or its nominee as the owner of the notes.  The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes.  An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its  broker/dealer, bank, trust company or other representative.  A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth under “Forms of Securities—The Depositary” in the prospectus.  The Depositary has confirmed to us, the agent and the Trustee that it intends to follow these procedures.

Certificated notes.  If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the notes.  The person named in the note register will be considered the owner of the note for all purposes under the Senior Debt Indenture.  For example, if we need to ask the holders of any issuance of notes to vote on a proposed amendment to such notes, the person named in the note register will be asked to cast any vote regarding that issuance of notes.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note.  You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

New York law to govern.  The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Interest and Principal Payments

You should read the section called  “Description of Debt Securities” in the prospectus, where we describe generally how principal and interest payments, if any, on the notes are made, how exchanges and transfers of the notes are effected and how fixed and floating rates of interest on the notes, if any, are calculated.

USE OF PROCEEDS AND HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The original issue price of the notes includes the agent’s commissions (as shown on the cover page of the applicable pricing supplement) paid with respect to the notes and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially affect the exchange rate for the underlying currencies, and, therefore, the exchange rate that must prevail with respect to the underlying currencies on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the valuation date, by purchasing and selling the underlying currencies or forwards or options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the valuation date.  We cannot give any assurance that our hedging activities will not affect the value of the underlying currencies and, therefore, adversely affect the currency exchange rate(s) on the valuation date, the currency performance(s) or the basket performance and, consequently, the payment that you will receive at maturity.

CURRENCY-LINKED CAPITAL PROTECTED NOTES OFFERED ON A GLOBAL BASIS

If we offer the notes on a global basis we will so specify in the applicable pricing supplement.  The additional information contained in the prospectus under “Securities Offered on a Global Basis through the Depositary—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis.  The additional provisions described under “Securities Offered on a Global Basis through the Depositary—Tax Redemption” and “—Payment of Additional Amounts” will apply to notes offered on a global basis only if we so specify in the applicable pricing supplement.

ERISA

Depending on whether the notes are listed on a securities exchange or not, the relevant provision below will apply for an issuance of currency-linked capital protected notes:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.  The sale of any notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

UNITED STATES FEDERAL TAXATION

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes.  This discussion only applies to initial investors in the notes who:

•
purchase the notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold; and

•	will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a note is equal to its stated issue price indicated in the applicable pricing supplement.

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•
investors holding the notes as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, or who hold the notes as part of a constructive sale transaction or constructive ownership transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

•	Non-U.S. investors for whom income or gain in respect of a note is effectively connected with the conduct of a trade or business in the United States.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.  Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.  Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific notes offered thereunder.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Long-Term Notes

Classification of the Notes.  Unless otherwise provided in the applicable pricing supplement, and  based on certain assumptions and representations that will be confirmed at or prior to the pricing date with respect to each offering and subject to the discussion below, if the term of the notes is more than one year (taking into account the last possible date that the notes could be outstanding) the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  The following discussion assumes such treatment.

Interest Accruals on the Notes.  Pursuant to special rules governing the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent debt regulations”) as providing for contingent payments, a U.S. Holder of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  As such, a U.S. Holder generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•
the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

The term ‘‘comparable yield’’ as used in the contingent debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the ‘‘projected payment schedule’’) on the notes.  This schedule must produce a yield to maturity that equals the comparable yield.

For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (“IRS”).

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the notes for U.S. federal income tax purposes.  They do not constitute a projection or representation by us regarding the actual amounts that will be paid on a note.

Adjustments to Interest Accruals on the Notes.  Subject to any discussion in the applicable pricing supplement and the discussion below concerning fixed but deferred contingent payments, if the only contingent payment provided for in a note is made at maturity (that is, the note either (i) does not pay a cash coupon during the term of the note or (ii) pays such cash coupon at a fixed rate at least annually), a U.S. Holder will not be required to make any adjustments discussed, except at maturity or upon other retirement of the note.

If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the contingent debt regulations equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the contingent debt regulations equal to the amount of such deficit.  This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or repurchase of the notes.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if one or more contingent payments on a note become fixed.  If one or more contingent payments on a note become fixed more than six months prior to the date each such payment is due, a U.S. Holder would be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed, and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case.  If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder would be required to make adjustments to account for the difference between the amounts so treated as fixed and the projected payments in a reasonable manner over the remaining term of the note.  For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the contingent debt regulations.  A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note would also be affected.  U.S. Holders are urged to consult their tax advisors concerning the application of these special rules.

Sale, Exchange, Redemption or Repurchase of Notes.  Generally, the sale, exchange, redemption or repurchase of a note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange, redemption or repurchase of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the note.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the sale, exchange, redemption or repurchase of the notes.

For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange, redemption or repurchase of a note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term if the note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Short-Term Notes

A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its date of issuance (a “short-term note”) will not be treated as  a contingent payment debt instrument.  As described below, certain aspects of the tax treatment of a short-term note are uncertain.  Holders of short-term notes should consult with their tax advisors as to the U.S. federal income tax consequences of the ownership and disposition of short-term notes.

Tax Treatment Prior to Maturity.  Under the applicable U.S. Treasury regulations, the short-term notes will be treated as being issued at a discount, the amount of which will be equal to the sum of the stated interest payments on the short-term notes, if any, and the Supplemental Redemption Amount, if any.

A U.S. Holder who is a cash method taxpayer will not be required to include the discount in income as it accrues for U.S. federal income tax purposes unless the holder elects to do so. A U.S. Holder who is a cash method taxpayer and does not make such election should include the stated interest payments on the short-term notes as ordinary income upon receipt.  Except in the case of stated interest payments, as described above, cash method holders will not be required to recognize income with respect to the short-term notes prior to maturity, other than pursuant to a sale or exchange, as described below.

An accrual method taxpayer will be required to include the discount in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the discount according to a constant yield method based on daily compounding.  Although accrual method holders and cash method holders that have elected to include the discount in income currently are generally required to accrue the discount on the short-term notes in income on a straight line basis, because the Supplemental Redemption Amount that will be received with respect to the short-term notes is uncertain, it is not clear how such accruals should be determined.  You should consult your tax advisor regarding the determination of the amount of any interest accruals on the short-term notes.

Tax Treatment at Maturity.  Upon maturity of the notes, if the amount of the payment on the notes exceeds a U.S. Holder’s tax basis in the notes such excess should generally be treated as ordinary income, although it is unclear whether and to what extent such ordinary income will be treated as interest income or foreign currency gain.  The U.S. Holder’s basis in its notes should equal the sum of the amount paid to acquire the notes and previously accrued interest income (including any previously accrued discount), if any, less any interest payments received.  If, however, the amount of the payment is less than the holder’s adjusted basis in the notes, such difference should be treated as a short-term capital loss and may be subject to special reporting requirements if the loss exceeds certain thresholds.

Sale, Exchange, or Acceleration of the Short-Term Notes. Upon a sale or exchange of a short-term note (including redemption of the short-term notes at maturity), a U.S. Holder should recognize gain or loss in an amount equal to the difference between the amount received and the holder’s adjusted basis in the note. Such holder’s adjusted basis in the note should equal the sum of the amount paid to acquire the note and previously accrued interest income (including any previously accrued discount), if any, reduced by any interest payments received.  The amount of any resulting loss will be treated as a capital loss, and may be subject to special reporting requirements if the loss exceeds certain thresholds.  It is not clear, however, whether or to what extent gain from a sale, exchange, or acceleration prior to maturity should be treated as capital gain or ordinary interest income.  You should consult your tax advisors regarding the proper treatment of any gain or loss recognized upon a sale or exchange (including redemption at maturity) of a note.

Interest on Indebtedness Incurred to Purchase the Short-Term Notes.  A cash method U.S. Holder who is not required and does not make the election to include the discount in income on an accrual basis will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the short-term notes until such discount is included in income. You should consult with your tax advisors regarding the possibility of such deferral.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

Subject to any discussion contained in the applicable pricing supplement, Non-U.S. Holders should refer to the discussions under “United States Federal Taxation— Tax Consequences to Non-U.S. Holders” in the accompanying prospectus for a full description of the U.S. federal tax and withholding consequences of ownership and disposition of a note.

PLAN OF DISTRIBUTION

We are offering the notes as part of our Series F medium-term notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated, which we refer to as the “agent,” who has agreed to use reasonable efforts to solicit offers to purchase these notes.  We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part.  The agent may reject, in whole or in part, any offer it solicited to purchase notes.  We will pay the agent, in connection with sales of these notes resulting from a solicitation the agent made or an offer to purchase the agent received, a commission that will be specified in the applicable pricing supplement.

We may also sell these notes to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement.  The agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement.  The agent may offer the notes it has purchased as principal to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.  That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount the agent will receive from us.  After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.  We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agent for specified expenses.

We estimate that we will have spent approximately $5,070,500 for printing, rating agency, Trustee’s and legal fees and other expenses allocable to the offering of the currency-linked capital protected notes and the other securities registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional securities that we have registered or may register in the future on our shelf registration statement subsequent to our initial filing.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national securities exchange, but have been advised by the agent that it intends to make a market in these notes as applicable laws and regulations permit.  The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for these notes.

Morgan Stanley & Co. Incorporated is our wholly-owned subsidiary.  The agent will conduct each offering of these notes in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm’s distributing the securities of an affiliate.  Following the initial distribution of these notes, the agent may offer and sell those notes in the course of its business as a broker-dealer.  The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  The agent may use this prospectus supplement in connection with any of those transactions.  The agent is not obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

Neither the agent nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In order to facilitate the offering of these notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of these notes or of the underlying currencies.  Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position for its own account.  The agent must close out any naked short position by purchasing notes in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of these notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, these notes or the underlying currencies in the open market to stabilize the price of these notes or of such underlying currencies.  Finally, in any offering of the notes through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the agent repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of these notes.  Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes.  The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of these notes through the agent, we may issue other debt securities under the indenture referred to in this prospectus supplement similar to those described in this prospectus supplement.  Those debt securities may include other Series F medium-term notes and medium-term notes under our Series G and Series H prospectus supplement, which we refer to as “Euro medium-term notes.”  The other Series F medium-term notes and the Euro medium-term notes may have terms substantially similar to the terms of the notes offered under this prospectus supplement.  The Euro medium-term notes may be offered concurrently with the offering of these notes, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International plc, as agent for us.  The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement.

With respect to each issuance of currency-linked capital protected notes, the agent for each issuance of currency-linked capital protected notes, acting as principal for its own account, will agree to purchase, and we will agree to sell, the principal amount of notes set forth on the cover of the applicable pricing supplement.  The agent will propose initially to offer the notes directly to the public at the public offering price set forth on the cover page of the applicable pricing supplement plus accrued interest, if any, from the original issue date.  The agent may allow a concession not in excess of the agent’s commissions specified in the applicable pricing supplement per note to other dealers.  After the initial offering of the notes, the agent may vary the offering price and other selling terms from time to time.

The agent or an affiliate of the agent will enter into a hedging transaction with us in connection with each offering of currency-linked capital protected notes.  See “Use of Proceeds and Hedging” above.

With respect to each issuance of notes, we expect to deliver the notes against payment therefor in New York, New York on the original issue date (settlement date) specified in the applicable pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the original issue date for any issuance of notes is more than three business days after the pricing date, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Currency-linked Capital Protected Notes Offered Outside the United States

If the applicable pricing supplement indicates that any of our currency-linked capital protected notes will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those notes.

The agent has represented and agreed, and any other agent through which we may offer any currency-linked capital protected notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

With respect to sales in any jurisdictions outside of the United States of such notes offered on a global basis, purchasers of any such notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of any pricing supplement or this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the notes, or distribution of any pricing supplement or this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, any agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes any pricing supplement, this prospectus supplement and the accompanying prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes.  We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Indonesia

The notes have not been and will not be registered in Indonesia under Law No. 8/1995 regarding Capital Markets (“Law No. 8/1995”) and will not knowingly be publicly offered or sold to Indonesian residents or Indonesian citizens abroad in a manner which would make it a public offering under Law No. 8/1995.  The offering is void to the extent that it would be unauthorized under Law No. 8/1995.  Indonesian residents or Indonesian citizens into whose possession this prospectus supplement or the accompanying prospectus comes should consult with their financial adviser to inform themselves about the notes and applicable restrictions.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

South Africa

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Registrar of Companies in terms of the Companies Act, 61 of 1973 nor has it been approved by the South African Reserve Bank in terms of the Exchange Control  Regulations, 1961, as amended.  Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or  be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in South Africa.

ANNEX I

CERTAIN ADDITIONAL CURRENCY EXCHANGE RATE RISKS

We have derived all information contained in this prospectus supplement and the applicable pricing supplement regarding any specified underlying currencies, including, without limitation, changes in the historical exchange rates, from publicly available information.  In connection with the offering of notes, neither we nor the agent makes any representation that such publicly available information regarding any underlying currency is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of notes (including events that would affect the accuracy or completeness of the publicly available information described in this paragraph or in the applicable pricing supplement) that would affect the value of any underlying currency have been publicly disclosed.  Subsequent disclosure of any such events could affect the value received at maturity or on any call date with respect to the notes and therefore the trading prices of the notes.

Argentina

The exchange rate between the Argentine peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Argentina or elsewhere, and by macroeconomic factors and speculative actions.  In the thirty years prior to December 1989, the Argentine foreign exchange market was subject to exchange controls and, as a result of inflationary pressures, the Argentine currency was devalued repeatedly during that period.  A freely floating exchange rate was in place for all foreign currency transactions from December 1989 to 1991.  From 1991 to 2001, the Argentine government maintained a one-to-one exchange rate between the Argentine peso and the U.S. dollar and required the Central Bank of Argentina to maintain international reserves at least equal to the monetary base.  While the one-to-one exchange rate between the Argentine peso and the U.S. dollar helped restrain inflation, it negatively affected Argentina’s export competitiveness and created chronic deficits in the current account of the balance of payments, which were financed by massive borrowing.  Argentina defaulted on $88 billion in debt in December 2001, the largest sovereign debt default in history, and in January 2002, the Argentine Congress enacted the Law of Public Emergency and Reform of the Exchange Rate Regime, which abolished the one-to-one exchange rate between the Argentine peso and the U.S. dollar and granted the executive branch the power to regulate the foreign exchange market.  During this time, the Argentine peso suffered a massive devaluation relative to the U.S. dollar.  The Argentine peso currently floats against the U.S. dollar, although it is subject to frequent intervention by the Central Bank of Argentina.  The Central Bank of Argentina intervenes in the foreign exchange market by buying or selling Argentine pesos or U.S. dollars in order to attempt to minimize drastic fluctuations in the exchange rate and maintain the export competitiveness of the exchange rate, among other reasons.  Factors that might affect the likelihood of the government’s imposing certain exchange control restrictions include the extent of Argentina’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Argentina’s debt service burden relative to the economy as a whole and political constraints to which Argentina may be subject.

Brazil

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

The People’s Republic of China

The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions.  From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate published daily by the People’s Bank.

In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  In addition, the People’s Bank recently announced that the reference basket of currencies used to set the value of the renminbi will be based on a daily poll of onshore market dealers and other undisclosed factors.  Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies.

To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the  value of the renminbi. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including economic and political developments in other countries.

Hungary

The exchange rate between the Hungarian forint and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Hungary or elsewhere, and by macroeconomic factors and speculative actions.  In 2001, the Hungarian government and the National Bank of Hungary jointly determined to “peg” the forint to the euro so as to permit the exchange rate to fluctuate against the euro in either direction by up to 15% from a central parity, which was set to HUF 276.1/euro.  In June 2003, the National Bank of Hungary shifted the central parity by 2.26%, which caused a depreciation in the forint of approximately 10%.  In addition, the government and the National Bank of Hungary have from time to time intervened in the foreign exchange market by selling forints and raising or lowering interest rates. The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert forints into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include European Union requirements, the level of Hungary’s foreign debt, the extent of Hungary’s foreign currency reserves, the size of Hungary’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Hungary may be subject.  Hungary, a member of the European Union, may be able to adopt the euro in several years.  Disagreements with the European Union on Hungary’s high debt levels make the date of adoption uncertain.

India

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions.  During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant.  From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India has led to strengthening of the Indian rupee since 2003.  The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability.  It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

Indonesia

The exchange rate between the Indonesian rupiah and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

The Republic of Korea

The exchange rate between the South Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the South Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the South Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the South Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the South Korean won and the U.S. dollar.

Malaysia

The exchange rate between the Malaysian ringgit and the U.S. dollar is primarily affected by the supply and demand for the two currencies but is also heavily influenced by the actions of the central bank of Malaysia, Bank Negara Malaysia (“BNM”).  The Malaysian ringgit was heavily impacted by the Asian financial crisis of 1997/1998.  In the wake of the market driven devaluation, the Malaysian government announced that it would peg the Malaysian ringgit to the U.S. dollar.  This peg remained in place until July 2005 when, following a similar announcement by the government of China related to the renminbi, the Malaysian government announced it was removing the peg and would allow the Malaysian ringgit to operate in a managed float.   The BNM monitors the exchange rate for the Malaysian ringgit against a basket of currencies.  The components of the basket are not disclosed.  Factors that might affect the Malaysian government’s policy with respect to the Malaysian ringgit include the extent of Malaysia’s foreign currency reserves, the monetary policy of neighboring regional powers such as China, the balance of payments, the extent of governmental surpluses and deficits, the size of Malaysia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Malaysia may be subject.

Mexico

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

Philippines

The exchange rate between the Philippine peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by policies or actions of the central bank of the Philippines, Bankgo Sentral ng Pilipinas (“BSP”), but is also influenced significantly from time to time by political or economic developments in the Philippines or elsewhere and by macroeconomic and speculative actions.  The Philippine peso is allowed to float according to market forces, but the BSP has from time to time intervened to minimize fluctuation of the exchange rate and to prevent significant declines in the Philippines peso with respect to other currencies.  The BSP may also decide to add liquidity to the market so that demands for foreign currency can be satisfied.  Following the Asian financial crisis in 1997, the value of the Philippine peso declined significantly as a result of economic and political factors as well as a continuing inflation differential between the U.S. and the Philippines.  The Philippine peso continues to be volatile and sensitive to investor perceptions of political stability.  It may also be affected by a Chinese yuan revaluation because the revaluation may impact trade between the Philippines and China and because the Philippines competes with China for foreign direct investment.

Russia

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions.  Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range.  In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar.  Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates.  In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable.  Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

Singapore

The exchange rate between the Singapore dollar and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Singapore or elsewhere and by macroeconomic factors and speculative actions.  The Singapore dollar is permitted to fluctuate in value relative to the U.S. dollar.  However, the government may choose to affect the exchange rate of its currency by central bank intervention, imposition of regulatory controls, taxes, revaluation or devaluation of the currency, the issuance of a replacement currency or by other available means.

South Africa

The exchange rate between the South African rand and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in South Africa or elsewhere, and by macroeconomic factors and speculative actions.  The South African Reserve Bank allows the rand to float freely against the U.S. dollar and does not have fixed exchange rate targets, although it intervenes in the market to achieve policy goals, such as attempting to limit inflation.  From 1996 to 1998, the South African rand was impacted by a currency crisis and depreciated significantly.  After expending large amounts of its currency reserves in 1998 to defend the South African rand, the South African Reserve Bank publicly stated that it would no longer try to protect any predetermined level of the South African rand over a sustained period.  In addition, the South African government abolished in 1995 the dual exchange rate system under which exchange controls were imposed upon both foreigners and residents, leaving in place exchange controls on the movement of capital by South African residents only, although some restrictions remain on capital outflows in connection with large foreign investments. Any abolition or reduction of exchange controls on capital movements by residents may impact on the South African rand, although the degree of such impact would depend on the precise policy parameters, in conjunction with prevailing market conditions.

Taiwan

The exchange rate between the Taiwan dollar and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions.  The Taiwan dollar has been allowed to float according to market forces since 1989, but the government has from time to time intervened to minimize fluctuation of the exchange rate and to prevent significant declines of the Taiwan dollar with respect to the U.S. dollar.  In addition, the exchange rate may be affected by developments in relations between Taiwan and the People’s Republic of China which has threatened to use military force to gain control over Taiwan in certain limited circumstances, such as a declaration of independence by Taiwan.

Thailand

The Thai baht was heavily impacted by the Asian financial crisis of 1997.  In response to rapid devaluation on July 2, 1997, the Bank of Thailand effectively ceased intervening by buying or selling U.S. dollars to maintain the Baht’s exchange rate within its historical narrow band.  The Thai Baht now freely floats.  As a result, the exchange rate between the Thai baht and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Thailand or elsewhere and by macroeconomic factors and speculative actions.  The Thai government exercises significant influence over many aspects of the Thai economy, and actions by the Thai government concerning the economy may affect the Baht’s exchange rate with respect to the U.S. dollar.  Any deterioration of economic conditions in Thailand and Asia generally would also have an adverse effect on the exchange rate.

Turkey

The exchange rate between the Turkish lira and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Turkey or elsewhere, and by macroeconomic factors and speculative actions.  The Central Bank of Turkey has implemented a floating exchange rate regime, which has been in effect since February 2001.  In an attempt to address the severe depreciation in value of the Turkish lira due to a chronic inflation, the Turkish government replaced the Turkish lira with the new Turkish lira at a rate of 1,000,000 old lira to 1 new Turkish lira on January 1, 2005.  In addition, the Bank has from time to time intervened in the foreign exchange market by conducting foreign exchange purchase auctions and other forms of intervention, usually in cases of excess volatility in the floating exchange rate regime.  The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert lira into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the level of Turkey’s foreign debt, the extent of Turkey’s foreign exchange reserves, regional hostilities, terrorist activities or social unrest, including unresolved issues in Turkey’s relations with Greece, and the level of untaxed economic activities due to Turkey’s substantial unregistered economy.

Vietnam

The Vietnamese dong is an “emerging” emerging markets currency.  Currently, no generally accepted standard terms exist for trading this currency in major offshore markets.  As a result, the market for the Vietnamese dong is extremely illiquid.  The exchange rate between the Vietnamese dong and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Vietnam or elsewhere, and by macroeconomic factors and speculative actions.  While Vietnam has moved toward a more market-oriented economy in recent years, the Vietnamese government still substantially controls or regulates major sectors of the economy.  The Vietnamese government permits the exchange rate of the Vietnamese dong to float against the U.S. dollar within a very narrow band.  In January 2007, the State Bank of Vietnam widened the trading band within which the Vietnamese dong is allowed to fluctuate against the U.S. dollar from 0.25% to 0.5% per day.  As a result of this greater degree of flexibility, the exchange rate could become more volatile.  The Vietnamese government intervenes in the foreign exchange market from time to time to attempt to minimize excess volatility and preserve the export competitiveness of the exchange rate.  Factors that might affect the Vietnamese government’s policy with respect to the Vietnamese dong include the extent of Vietnam’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Vietnam’s debt service burden relative to the economy as a whole and political constraints to which Vietnam may be subject.